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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934


      Date of report (Date of earliest event reported)   December 4, 1997
                                                         ---------------------


                         BOWMAR INSTRUMENT CORPORATION
                         -----------------------------
               (Exact Name of Registrant as Specified in Charter)


          Indiana                    1-4817                   35-0905052
----------------------------       -----------            ------------------
(State or Other Jurisdiction       (Commission               (IRS Employer
      of Incorporation)            File Number)           Identification No.)


5080 N. 40th Street, Suite 475, Phoenix, AZ                     85018
----------------------------------------------------------------------------
(Address of Principal Executive Offices)                      (Zip Code)


Registrant's telephone number, including area code   (602) 957-0271
                                                     -----------------------


         (Former Name or Former Address, if Changed Since Last Report)

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Item 5.   Other

Acting upon the recommendations of management, on December 4, 1997, the Board of Directors of Bowmar Instrument Corporation (the "Company") determined to implement a series of actions designed to strategically reposition the Company, reduce corporate overhead and realign management. The Board of Directors has concluded that these steps are in the best interest of the Company and its shareholders.

The Board of Directors has determined to seek a buyer for the Company's Technologies division based in Fort Wayne, Indiana. Although the Company has received several unsolicited inquiries from third parties interested in acquiring the division, it is not yet in serious discussions with any particular potential buyer. The Technologies division designs, manufactures, and sells a variety of electromechanical components, electromechanical display devices and keyboard assemblies for military and commercial applications. Customers for these products include original equipment manufacturers primarily in the aerospace industry and agencies of the U.S. Government. Changes over the past few years in U.S. defense spending have had a negative impact on the Technologies division. The Company has sought to minimize that negative impact by pursuing commercial business for the Technologies division. Although in fiscal 1997 the Technologies division made progress by substantially increasing its new business bookings in the third and fourth quarters of the year, the rapid growth in business during that time strained the division's capacities. New personnel hired to handle the increased demand drove up costs. As a result, the division experienced a $405,000 pre-tax loss for the year.

Meanwhile, the Company's microelectronics division has continued to grow. The microelectronics division designs, manufactures and sells high density, solid state memory products and microprocessor circuits in both monolithic and modular form (multichip modules) for use in commercial, industrial and military markets in the United States and worldwide. The division's sales for fiscal 1997 were almost 18% over sales for fiscal 1996. Gross margin as a percentage of sales in the microelectronic division for fiscal 1997 also represented an increase over fiscal 1996 (38.5% in 1997 from 37.6% in 1996). Pre-tax income at this division in 1997 was $2,608,000, an increase of over $400,000 from 1996. Changes in U.S. defense spending have not had the same adverse effect on the microelectronics division because of the nature of its products and its competitive advantages in the military niche market that it services.

The Company has been advised by its independent public accountants, Coopers & Lybrand, that the


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decision to seek a buyer for the Technologies division requires the Company to account for the Technologies division as a "discontinued operation." Accordingly, a $1.3 million reserve for anticipated losses and the cost of disposition was recorded in the fourth quarter of fiscal 1997.

The Company has retained an investment advisor, Needham and Company, to assist it in its efforts to sell the Technologies division. There can be no assurance that the Board of Directors will be able to identify a suitable buyer, or any buyer at all, or that if a sale is concluded it will be on terms and conditions advantageous to the Company.

In light of this decision to sell the Technologies division, the Board of Directors concluded that the Company could realize additional overhead savings by closing the Company's corporate headquarters in Phoenix, Arizona as soon as reasonably possible, but in any event by the end of January 1998. The Company will operate exclusively out of the new microelectronics division facility also located in Phoenix, Arizona. As previously reported, the Company recently moved the division into a modern, 53,000 square foot facility leased by the Company and built out according to Company specifications. The move was completed shortly after the close of the 1997 fiscal year.

The Board of Directors believes that these steps will result in a strategic repositioning of the Company as a pure microelectronics company, focused exclusively on that segment of the business which has demonstrated the greatest probability of long-term success. The Company's President and Chief Executive Officer, Tom Lanin, has submitted his resignation effective January 2, 1998. The Board has determined to appoint Hamid Shokrgozar, the microelectronic division's current president, as President and CEO of the Company. Mr. Lanin will remain with the Company in his capacity as a Director, serving on the Board of Directors through his current term. Management expects to nominate Mr. Lanin for reelection to the Board in fiscal 1998. Mr. Lanin also will remain available to the Company to facilitate the transition and to assist Mr. Shokrgozar as he assumes his duties.

The Company estimates that the changes associated with the closing of the corporate office and related severance payments will result in a net charge to earnings during the first quarter of fiscal 1998 of approximately $340,000.

Except for the historical information contained herein, the matters discussed in this document contain forward-looking statements. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risk and uncertainties include such factors as the ability of the Company to identify a potential buyer for the Technologies division and to conclude a beneficial agreement in a timely fashion, the ability of the Company to conclude such a sale without substantial disruption to the business of the Technologies division, demand for the products of the microelectronics division, demand for
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microelectronic products generally, industry competitiveness, reductions in price and other risks of doing business generally.

Item 7.   Exhibits
          C.

        EX-99.   Press release issued by the Company on December 18, 1997.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   BOWMAR INSTRUMENT CORPORATION



                                   By: /s/ Thomas K. Lanin
                                      -------------------------------
                                   Thomas K. Lanin
                                   Its: President and Chief Executive Officer


Date: December 18, 1997